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                                                                  Exhibit 10.1

                        SECOND AMENDED AND RESTATED REVOLVING
                           CREDIT AND TERM LOAN AGREEMENT

                                   BY AND BETWEEN

                               ZIMMERMAN SIGN COMPANY

                                        AND

                                COMERICA BANK-TEXAS

                                       AS OF

                                 SEPTEMBER 30, 1998

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                       SECOND AMENDED AND RESTATED REVOLVING
                           CREDIT AND TERM LOAN AGREEMENT


       This SECOND AMENDED AND RESTATED REVOLVING CREDIT AND TERM LOAN AGREEMENT (this "AGREEMENT"), dated as of September 30, 1998, is between ZIMMERMAN SIGN COMPANY, a Texas corporation ("BORROWER"), and COMERICA BANK-TEXAS, a Texas banking association ("LENDER").

                                      RECITALS:

       The Borrower has requested that the Lender modify and increase certain existing credit facilities so as to extend credit to the Borrower in the form of
(i) revolving credit advances in an aggregate principal amount not to exceed $17,000,000.00, and (ii) certain term loan advances in an aggregate principal amount not to exceed $6,500,000.

       The Lender has agreed, upon the terms and conditions hereinafter set forth, to extend such credit to the Borrower, to continue to be secured by, among other things, a Deed of Trust on the Real Property and a Security Agreement covering the Collateral (as such terms are hereinafter defined). Certain security documents have been previously executed and delivered.

       NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants herein contained, the Borrower and the Lender hereby agree as follows:

SECTION 1.    DEFINITIONS

       1.1. DEFINITIONS. As used in this Agreement, the following terms shall have the respective meanings indicated below:

              "ACCOUNTS" shall have the meaning given such term in the UCC.

              "ADJUSTED LIBOR RATE" shall mean, for any LIBOR Advance for any Interest Period therefor, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) as reasonably determined by the Lender to be equal to the LIBOR Rate for such LIBOR Advance for such Interest Period divided by 1 minus the Reserve Requirement for such LIBOR Advance for such Interest Period.

              "ADVANCE" shall mean a Loan or an advance of funds by the Lender to the Borrower pursuant to this Agreement.

              "ADVANCE REQUEST FORM" shall mean a certificate, in substantially the form approved by the Lender, properly completed and signed by the Borrower requesting an Advance.

              "AGREEMENT" shall mean this Second Amended and Restated Revolving Credit


CREDIT AGREEMENT - Page 2

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       and Term Loan Agreement, which shall supersede in all respects that certain First Amended and Restated Revolving Credit and Term Loan Agreement dated as of October 31, 1996, as amended prior to this date.

              "APPLICABLE RATE" shall mean: (a) as it relates to the Revolving Credit Note, the Applicable Revolving Credit Note Rate; and (b) as it relates to the Term Notes, the Applicable Term Note Rate for each respective Term Note.

              "APPLICABLE REVOLVING CREDIT NOTE RATE" shall mean: (a) during the period that an Advance is a Prime Rate Advance, the Prime Rate plus one-quarter of one percent (0.25%); and (b) during the period that an Advance is a LIBOR Advance, the Adjusted LIBOR Rate, plus two and three quarters percent (2.75%).

              "APPLICABLE TERM NOTE RATE" shall mean: (a) during the period that an Advance is a Prime Rate Advance, the Prime Rate, plus one-quarter of one percent (0.25%); and (b) during the period that an Advance is a LIBOR Advance, the Adjusted LIBOR Rate plus two and three quarters percent (2.75%); PROVIDED, HOWEVER, as to Prime Rate Advances under Term Note C, the rate shall be the Prime Rate plus one and one-half of one percent (1.50%), and as to LIBOR Advances under Term Note C, the rate shall be the Adjusted LIBOR Rate plus four percent (4.0%).

              "ASSESSMENT RATE" shall mean, at any time, the rate (rounded upwards, if necessary, to the nearest 1/100 of 1%) then charged by the Federal Deposit Insurance Corporation (or any successor) to the Lender for deposit insurance for Dollar time deposits with the Lender at its principal office in Dallas, Texas as reasonably determined by the Lender.

              "AUTHORIZED OFFICER" shall mean each officer of the Borrower who has been authorized by the Borrower to request Loans hereunder and who has been furnished by the Borrower with the Security Code. The Borrower shall provide the Lender with a list of Authorized Officers.

              "AVAILABLE CASH FLOW" shall mean as to the Borrower, as of any date of determination and as determined in accordance with GAAP, the sum of (i) the consolidated net income attributable to holders of common stock of the Borrower for the preceding six months, PLUS (ii) the depreciation and amortization for such period, (iii) plus any deferred tax credits, or minus any deferred tax debits, realized in determining net income for such period, MINUS (iv) all regularly scheduled (i.e., excluding the Cash Flow Sweep Payment) payments of principal on all Term Notes for the same six-month period.

              "BANKRUPTCY CODE" shall mean Title 11 of the United States Code, as


CREDIT AGREEMENT - Page 3

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       amended, or any successor act or code.

              "BORROWER" shall mean Zimmerman Sign Company, a Texas corporation.

              "BORROWING BASE" shall mean, at any particular time and as determined on the basis of information furnished in the most recent Borrowing Base Certificate, an amount equal to the sum of (a) eighty-five percent (85%) of the aggregate principal balance of the Borrower's Eligible Accounts, plus (b) the lesser of Nine Million Dollars ($9,000,000.00) or fifty-five percent (55%) of the Borrower's Eligible Inventory.

              "BORROWING BASE CERTIFICATE" shall mean a certificate in a form reasonably acceptable to the Lender, completed in all material respects and executed by an authorized officer or other designee of the Borrower and setting forth Borrower's computation of the Borrowing Base as of the date of such certificate and such other information as may reasonably be requested by the Lender from time to time.

              "BUSINESS DAY" shall mean each day on which the Lender is open to carry on its normal commercial lending business.

              "CASH FLOW" shall mean, as of any date of determination and as determined in accordance with GAAP, the sum of (i) the consolidated net income attributable to holders of common stock of the Borrower for the preceding twelve month period, PLUS (ii) the consolidated depreciation and amortization for such period, and (iii) minus any deferred taxes, or plus any tax refunds, of the Borrower for such period.

              "CASH FLOW COVERAGE RATIO" shall mean, as of any date of determination, the Borrower's Cash Flow for the previous twelve months divided by regularly scheduled payments (i.e., exclusive of any prepayments) of principal made on all Senior Indebtedness for the same period.

              "CASH FLOW SWEEP PAYMENT" shall have the meaning given such term in Section 3.3(c) of this Agreement.

              "COLLATERAL" shall mean all of Borrower's Accounts, Chattel Paper, Documents, Equipment, General Intangibles, Goods, Instruments and Inventory (including all spare parts and all attachments and accessions related to any Inventory or Goods), wherever located and whether now owned or hereafter acquired, together with all replacements thereof, substitutions therefor and all proceeds and products thereof, the Real Property, and any securities pledged under any pledge agreement.
       "CHATTEL PAPER," "DOCUMENTS," "GENERAL INTANGIBLES," "GOODS" and "INSTRUMENTS" shall have the meanings given such terms in the UCC.

              "COMMITMENTS" shall mean the Term Loan Commitment and the Revolving Credit Commitment; "COMMITMENT" shall mean any one of the Commitments.


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              "COMMON STOCK" shall mean the common stock, par value $0.01 per share, of the Borrower.

              "COMPLIANCE CERTIFICATE" shall mean a certificate in the form approved by the Lender, completed and signed by the chairman, president or a senior financial officer of the Borrower or other officer designated by Borrower.

              "CONTINUE," "CONTINUATION" and "CONTINUED" shall refer to the continuation pursuant to Section 4.3 of a LIBOR Advance as a LIBOR Advance from one Interest Period to the next Interest Period.

              "CONTRACT RATE" shall mean, as of any date of determination, the Applicable Revolving Credit Note Rate or Applicable Term Note Rate.

              "CONVERT," "CONVERSION" and "CONVERTED" shall refer to a conversion pursuant to Section 4.3 of one Type of Advance into another Type of Advance.

              "DEBT" shall mean, as of any applicable date of determination, all items of indebtedness, obligation or liability of a Person, whether matured or unmatured, liquidated or unliquidated, direct or indirect, absolute or contingent, joint or several, that should be classified as balance sheet liabilities in accordance with GAAP.

              "DEED OF TRUST" shall mean, collectively, the deeds of trust previously executed and/or to be executed by Borrower in favor of the Lender covering certain Real Property located in Harrison County, Texas and Cherokee County, Texas, as modified from time to time.

              "DEFAULT" shall mean a condition or event which, with the giving of notice or the passage of time, or both, would result in an Event of Default.

              "DEFAULT RATE" shall mean the lesser of the Maximum Legal Rate or the sum of the Contract Rate in effect from day to day plus two percent (2%).

              "EBITDA" shall mean, as of any applicable date of determination and as determined in accordance with GAAP, net income for the previous twelve months, plus (i) interest expense, tax expense, depreciation and amortization expenses for the same period, excluding (ii) any gain or loss for the same period arising from the sale of capital assets.

              "ELIGIBLE ACCOUNTS" shall mean those Accounts of the Borrower for which each of the warranties set forth in Section 8.17 of this Agreement shall be true (as of any


CREDIT AGREEMENT - Page 5

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       applicable date of determination) and which has been represented to be an "ELIGIBLE ACCOUNT" on a Borrowing Base Certificate.

              "ELIGIBLE INVENTORY" shall mean that inventory of the Borrower for which each of the warranties set forth in Section 8.15 of this Agreement shall be true (as of any applicable date of determination) and which has been represented by the Borrower to be an item of "ELIGIBLE INVENTORY" on a Borrowing Base Certificate.

              "ENVIRONMENTAL LAWS" shall mean any and all federal, state, and local laws, regulations, and requirements pertaining to the environment, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. 9601 ET SEQ. ("CERCLA"), the Resource Conservation and Recovery Act, as amended, 42 U.S.C. 6901 ET SEQ. ("RCRA"), the Occupational Safety and Health Act, as amended, 29 U.S.C. 651 ET SEQ., the Clean Air Act, 42 U.S.C. 7401 ET SEQ., the Clean Water Act as amended, 33 U.S.C. 1251 ET SEQ., the Toxic Substances Control Act, as amended, 15 U.S.C. ET SEQ., and all similar laws, regulations, and requirements of any governmental authority or agency having jurisdiction over Borrower or any of its properties or assets, as such laws, regulations, and requirements may be amended or supplemented from time to time.

              "EQUIPMENT" shall mean all of the Borrower's now owned and hereafter acquired machinery, equipment, furniture, furnishings, and other tangible personal property (except fixtures and Inventory), including, without limitation, data processing hardware and software, motor vehicles, aircraft, dies, tools, jigs, and office equipment, as well as all of such types of property leased by the Borrower and all of the Borrower's rights and interests with respect thereto under such leases to the extent that any such lease does not prohibit or require a consent to the creation of a Lien in favor of the Lender (including, without limitation, options to purchase); together with all present and future additions and accessions thereto, replacements therefor, component and auxiliary parts and supplies used or to be used in connection therewith, and all substitutes for any of the foregoing, and all manuals, drawings, instructions, warranties and rights with respect thereto wherever any of the foregoing is located.

              "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended, or any successor act or code.

              "EVENT OF DEFAULT" shall mean any of those conditions or events listed in Section 11.1 of this Agreement.

              "FINANCIAL STATEMENTS" shall mean all those balance sheets, earnings statements and other financial data which have been furnished or will be furnished to the Lender for the purpose of, or in connection with, this Agreement and the transactions contemplated hereby.


CREDIT AGREEMENT - Page 6

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              "FINANCING STATEMENTS" shall mean UCC financing statements describing the Lender as secured party and the Borrower as debtor, covering the Collateral and otherwise in such form, for filing in such jurisdictions and with such filing offices as the Lender shall reasonably deem necessary in order to perfect its security interest.

              "FIXED CHARGES" shall mean, as of any date of determination, the aggregate principal amount of Indebtedness scheduled to be paid by the Borrower during the immediately preceding twelve months, PLUS capital expenditures not financed with proceeds of Term Note B, for the same period, PLUS (without duplication) payments actually paid by the Borrower on Subordinated Debt during the same period.

              "FIXED CHARGE COVERAGE RATIO" shall mean, as of any date of determination, an amount equal to the ratio resulting as the quotient of the Borrower's Cash Flow divided by Fixed Charges.

              "GAAP" shall mean, as of any applicable date of determination, generally accepted accounting principles consistently applied, as in effect on the date hereof except as otherwise agreed by the Borrower and the Lender.

              "HAZARDOUS SUBSTANCE" shall mean any substance, product, waste, pollutant, material, chemical, contaminant, constituent, or other material which is or becomes regulated under any Environmental Law, including, without limitation, asbestos, petroleum, and polychlorinated biphenyls.

              "INDEBTEDNESS" shall mean (i) all indebtedness for borrowed money or for the deferred purchase price of property or services (including without limitation, reimbursement and all other obligations with respect to surety bonds, letters of credit and bankers' acceptances, whether or not matured), (ii) all obligations evidenced by notes, bonds, debentures or similar instruments, (iii) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired, (iv) all capitalized leases and (v) the Senior Indebtedness.

              "INTEREST PERIOD" shall mean:

                    (a) With respect to Prime Rate Advances, each period commencing on the date such Advances are made or Converted from LIBOR Advances and ending on the date of payment or Conversion of such Advances.

                    (b) With respect to any LIBOR Advances, each period commencing on the date such Advances are made or Converted from Prime Rate Advances or, in the case of each subsequent, successive Interest Period applicable to a LIBOR Advance, the last day of the next preceding Interest Period with respect to such Advance, and ending on the numerically


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              corresponding day in the first, second, third, fourth, fifth, sixth, ninth or twelfth calendar month thereafter, as the Borrower may select as provided in this Agreement hereof, except that each such Interest Period which commences on the last Business Day of a calendar month (or on any day for which there is no numerically corresponding day in the appropriate subsequent calendar month) shall end on the last Business Day of the appropriate subsequent calendar month.

       Notwithstanding the foregoing: (a) each Interest Period which would otherwise end on a day which is not a Business Day shall end on the next succeeding Business Day (or, in the case of an Interest Period for LIBOR Advances if such succeeding Business Day falls in the next succeeding calendar month, on the next preceding Business Day); (b) any Interest Period which would otherwise extend beyond the Termination Date shall end on the Termination Date; (c) no more than five (5) Interest Periods shall be in effect at the same time for any Term Loan or for any Revolving Loan; (d) no Interest Period for any LIBOR Advances shall have a duration of less than one (1) month; and (e) no Interest Period may extend beyond a principal repayment date unless, after giving effect thereto, the aggregate principal amount of the LIBOR Advances having Interest Periods that end after such principal payment date shall be equal to or less than the Advances to be outstanding hereunder after such principal repayment date.

              "INVENTORY" shall mean all of the Borrower's now owned and hereafter acquired inventory, goods, and merchandise, wherever located, to be furnished under any contract of service or held for sale or lease, all raw materials, work-in-process, finished goods, returned and repossessed goods, and materials, and supplies of a nature or description which are or might be used or consumed in the Borrower's business or used in connection with the manufacture, packing, shipping, advertising, selling or finishing of such inventory, goods, merchandise and such other personal property, and all documents of title or other documents representing them, and all proceeds thereof (including, but not limited to, all proceeds of insurance with respect thereto, including the proceeds of any casualty insurance); and any lists, information and records prepared or kept in relation to the foregoing. Without limitation, the term "Inventory" shall include all spare parts and all attachments and accessions relating to any property or goods which comprises "Inventory" under this definition.

              "INVESTMENT DOCUMENTS" means, collectively, as may be amended, restated or supplemented from time to time, the Senior Subordinated Note, Preferred Stock and Warrant Purchase Agreement, dated as of September 30, 1998, by and among the Borrower and Continental Illinois Venture Corporation, MIG Partners VIII and the other persons identified on the signature pages thereto (the "PURCHASE AGREEMENT"), and the documents and agreements delivered in connection therewith, including the Stockholders Agreement, the Registration Agreement, the Stock Option Purchase Agreements, the Warrants, the Certificate of Designation, Series A Preferred, the Certificate of Designation, Series B Preferred and the Certificate of Designation, Series C Preferred, in each case, as defined in the Purchase Agreement, together with all schedules and exhibits


CREDIT AGREEMENT - Page 8

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       thereto.

              "LENDER" shall mean Comerica Bank-Texas, a Texas banking association.

              "LIBOR ADVANCES" shall mean Advances the interest rates on which are determined on the basis of the rates referred to in the definition of "Adjusted LIBOR Rate" in this Section 1.1.

              "LIBOR RATE" shall mean, for any LIBOR Advance for any Interest Period therefor, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) quoted by the Lender at approximately 2:00 P.M. Dallas time (or as soon thereafter as practicable) on the same day of such Interest Period for the offering by the Lender to leading banks in the London interbank market of Dollar deposits in immediately available funds having a term comparable to such Interest Period and in an amount comparable to the principal amount of the LIBOR Advance to which such Interest Period relates.

              "LOAN" shall mean a loan or Advance of funds by the Lender pursuant to this Agreement.

              "LOAN DOCUMENTS" shall mean this Agreement and all promissory notes, security agreements, deeds of trust, assignments, letters of credit, guaranties and other instruments, documents, and agreements executed in connection with this Agreement, as such instruments, documents and agreements may be amended, modified, renewed, extended or supplemented from time to time. "LOAN DOCUMENT" shall mean any one of the Loan Documents.

              "MAXIMUM LEGAL RATE" shall have the meaning specified in
       Section 4.5 of this Agreement.

              "NOTES" shall mean the Term Notes and the Revolving Credit Note. "NOTE" shall mean any one of the Notes.

              "PBGC" shall mean the Pension Benefit Guaranty Corporation or any Person succeeding to the present powers and functions of the Pension Benefit Guaranty Corporation.

              "PERMITTED LIENS" shall mean:

                     (a)    Liens and encumbrances in favor of the Lender;

                     (b) Liens for taxes, assessments or other governmental charges incurred in the ordinary course of business and not yet past due or being contested in good faith by appropriate proceedings and for which adequate reserves have been established as reflected by the balance sheet of the Borrower


CREDIT AGREEMENT - Page 9

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              at the time thereof;

                     (c) Liens of mechanics, materialmen, carriers, warehousemen or other like statutory or common law liens securing obligations incurred in good faith in the ordinary course of business that are not yet due and payable;

                     (d) Encumbrances consisting of zoning restrictions, rights-of-way, easements or other restrictions on the use of real property, none of which materially impairs the use of such property by the Borrower or any Subsidiary in the operation of the business for which it is used and none of which is violated in any material respect by any existing or proposed structure or land use;

                     (g) The contracts, agreements, leases, burdens, encumbrances, and other matters described on or otherwise disclosed in Exhibit A to the Deed of Trust; and

                     (h) Existing liens described as a part of Schedule 8.5 attached hereto.

              "PERSON" shall mean any individual, corporation, partnership, joint venture, association, trust, unincorporated association, joint stock company, government, municipality, political subdivision or agency or other entity.

              "PRIME RATE" shall mean that annual rate of interest reasonably designated by the Lender as its prime rate and which is changed by the Lender from time to time. The Prime Rate may not necessarily be the lowest rate charged by the Lender.

              "PRIME RATE ADVANCES" shall mean Advances that bear interest at rates based upon the Prime Rate.

              "REAL PROPERTY" shall mean those parcels of real property, together with the fixtures thereto, described in the Deed of Trust.

              "REGULATION D" shall mean Regulation D of the Board of Governors of the Federal Reserve System as the same may be amended or supplemented from time to time.

              "REGULATORY CHANGE" shall mean, with respect to the Lender, any change after the date of this Agreement in United States federal or state, or foreign laws or regulations (including Regulation D) or the adoption or making after such date of any interpretations, directives, or requests applying to a class of banks including the Lender of or under any United States federal or state, or any foreign, laws or regulations (whether or not having the force of law) by any court or governmental or monetary authority charged with the


CREDIT AGREEMENT - Page 10

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       interpretation or administration thereof.

              "RESERVE REQUIREMENT" shall mean, for any LIBOR Advance for any Interest Period therefor, the average maximum rate at which reserves (including any marginal, supplemental or emergency reserves) are required to be maintained during such Interest Period under Regulation D by member banks of the Federal Reserve System in New York City with deposits exceeding one billion Dollars against "Eurocurrency Liabilities" as such term is used in Regulation D. Without limiting the effect of the foregoing, the Reserve Requirement shall include any other reserves required to be maintained by such member banks by reason of any Regulatory Change against (a) any category of liabilities which includes deposits by reference to which the Adjusted LIBOR Rate is to be determined or (b) any category of extensions of credit or other assets which include LIBOR Advances.

              "REVOLVING CREDIT COMMITMENT" shall mean the obligation of the Lender to make Revolving Credit Loans to the Borrower in an aggregate principal amount at any time outstanding up to but not to exceed the lesser of (a) Seventeen Million Dollars ($17,000,000), or (b) the Borrowing Base.

              "REVOLVING CREDIT LOAN" shall mean any Advance of funds made by the Lender to the Borrower pursuant to Section 2.

              "REVOLVING CREDIT NOTE" shall mean the promissory note of the Borrower payable to the order of the Lender, in substantially the form of Exhibit "A" hereto, and all extensions, renewals and modifications thereof and substitutions therefor.

              "SECURITY AGREEMENT" shall mean collectively, security agreements previously executed in favor of the Lender pursuant to which the Borrower grants to the Lender a security interest in all of Borrower's Accounts, Chattel Paper, Documents, General Intangibles, Equipment, Instruments and Inventory, wherever located and whether now owned or hereafter acquired, together with all replacements thereof, substitutions therefor and all proceeds and products thereof.

              "SECURITY CODE" shall mean a code furnished by the Lender to the Borrower, pursuant to Section 4.2 hereof, which an Authorized Officer of the Borrower must deliver to the Lender upon making a telephonic Loan request.

              "SENIOR INDEBTEDNESS" shall mean all loans, advances and indebtedness of the Borrower to the Lender under this Agreement, together with all other indebtedness, obligations and liabilities whatsoever of the Borrower to the Lender, whether matured or unmatured, liquidated or unliquidated, direct or indirect, absolute or contingent, joint or several, due or to become due, now existing or hereafter arising.

              "SENIOR INDEBTEDNESS RATIO" shall mean, at any particular time, the ratio resulting as the quotient of (a) Senior Indebtedness divided by
       (b) the Borrower's


CREDIT AGREEMENT - Page 11

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       EBITDA for the immediately preceding twelve months.

              "SUBORDINATED DEBT" shall mean all debt owed pursuant to the Investment Documents, the payment of which (and the security, if any, for) has been subordinated to the Indebtedness.

              "SUBSIDIARIES" shall mean any entity of which more than fifty percent (50%) of the outstanding voting securities shall, as of any applicable date of determination, be owned directly, or indirectly through one or more intermediaries, by the Borrower.

              "TANGIBLE NET WORTH" shall mean, as of any applicable date of determination, the excess of (i) the book value of all assets of Borrower and the Subsidiaries (other than patents, patent rights, trademarks, trade names, franchises, copyrights, goodwill, and similar intangible assets) after all appropriate deductions (including, without limitation, reserves for doubtful receivables, obsolescence, depreciation and amortization), all as determined on a consolidated basis in accordance with GAAP, less (ii) all Debt, plus (iii) all Subordinated Debt of the Borrower and its Subsidiaries which, in accordance with GAAP, would be required to be presented on their consolidated balance sheet at such date.

              "TERMINATION DATE" shall mean September 30, 2001.

              "TERM LOAN" shall mean each Advance of funds made by the Lender to the Borrower pursuant to Section 3.

              "TERM LOAN COMMITMENT" shall mean the obligation of the Lender to make the Term Loans to the Borrower pursuant to Section 3.

              "TERM NOTE A" shall mean the $2,000,000 promissory note of Borrower payable to the order of the Lender, in the form of EXHIBIT "B" hereto, and all extensions, renewals and modifications thereof and substitutions therefor.

              "TERM NOTE B" shall mean, collectively, all promissory notes in the form of EXHIBIT "C" hereto (and all extensions, renewals and modifications thereof and substitutions therefor) which are executed from time to time by Borrower, payable to the order of the Lender, and which in aggregate principal face amount do not exceed $1,000,000.

              "TERM NOTE C" shall mean the $3,500,000 promissory note of Borrower payable to the order of Lender, in the form of EXHIBIT "D" hereto, and all extensions, renewals and modifications thereof and substitutions therefor.


CREDIT AGREEMENT - Page 12

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              "TERM NOTES" shall mean, collectively, Term Note A, Term Note B and Term Note C.

              "TOTAL COMMITMENT AMOUNT" shall mean, at any particular time, the amount which is the sum of the Revolving Credit Commitment and the Term Loan Commitment, each as then in effect.

              "TYPE" shall mean any type of Advance (i.e., Prime Rate Advance or LIBOR Advance).

              "UCC" shall mean the Uniform Commercial Code as in effect in the State of Texas and as amended from time to time.

              "UNUSED FACILITY FEE" shall mean on an annualized basis, a fee equal to one-quarter percent (0.25%) of the difference, if any, between $17,000,000.00 and the daily outstanding principal balance of the Revolving Credit Note for each calendar quarter. Such fee shall be payable within fifteen (15) days after the end of each calendar quarter occurring after October 1, 1998.

       1.2. ACCOUNTING TERMS. All accounting terms not specifically defined in this Agreement shall be construed in accordance with GAAP. All accounting terms and calculations herein with respect to the Borrower and the Subsidiaries shall be made after elimination of all inter-company accounts and transactions among them.

       1.3. SINGULAR AND PLURAL. Where the context herein requires, the singular number shall be deemed to include the plural, and vice versa.

 SECTION 2.   REVOLVING CREDIT LOANS

       2.1. REVOLVING CREDIT COMMITMENT. Subject to the terms and conditions of this Agreement, the Lender hereby agrees to make one or more Revolving Credit Loans to the Borrower from time to time from the date hereof to and including the Termination Date in an aggregate principal amount at any time outstanding up to but not exceeding the amount of the Revolving Credit Commitment as then in effect; PROVIDED, HOWEVER that the Lender shall not be obligated to make any Revolving Credit Loan which would cause the principal balance of all outstanding Revolving Credit Loans to exceed the amount which is the lesser of (i) the Borrowing Base, or (ii) the Revolving Credit Commitment. Subject to the limitations and the other terms and provisions of this Agreement, the Borrower may from time to time borrow, repay and reborrow hereunder the amount of the Revolving Credit Commitment by means of Prime Rate Advances and LIBOR Advances; PROVIDED THAT the Lender shall not have an obligation to make any Revolving Credit Loan on a day which is not a Business Day.

       2.2. REVOLVING CREDIT NOTE. The obligation of the Borrower to repay the Revolving Credit Loans and interest thereon shall be evidenced by the Revolving Credit Note executed by the Borrower, payable to the order of the Lender in the principal amount of the Revolving Credit


CREDIT AGREEMENT - Page 13

Commitment as originally in effect and dated of even date herewith. The Revolving Credit Note shall in any event, subject to prior acceleration, be payable in full on the Termination Date.

       2.3. REPAYMENT OF REVOLVING CREDIT LOANS. The Borrower shall repay the unpaid principal amount of all Revolving Credit Loans on the Termination Date. Interest on the Revolving Credit Loans shall be payable in accordance with
Section 4.1.

       2.4. USE OF PROCEEDS. Proceeds of the Revolving Credit Loans shall be used by the Borrower for working capital and general corporate purposes, to refinance the existing revolving credit facility which has been provided by the Lender, and to assist in the financing of the Recapitalization.

SECTION 3.    TERM LOAN AND DEED OF TRUST LOAN

       3.1. TERM COMMITMENT. Subject to the terms and conditions of this Agreement, the Lender hereby agrees to make the Term Loan to the Borrower on the date hereof in the principal amount of the Term Loan Commitment. Each component of the Term Loan Commitment shall terminate as set forth below.

       3.2. TERM NOTES. The obligation of the Borrower to repay the Term Loan and interest thereon shall be evidenced by the Term Notes executed by the Borrower, payable to the order of the Lender in the principal amount of each respective Term Note.

       3.3. ADVANCES AND REPAYMENT OF TERM LOANS. Unless sooner accelerated or called pursuant to the terms of any of the Term Notes, the Borrower shall repay the principal indebtedness evidenced by each of the Term Notes as follows:

              (a) TERM NOTE A. Term Note A is already fully funded because it represents, in part, the present unpaid principal balance of existing indebtedness owed by the Borrower to Lender as recited in Term Note A. Unless sooner accelerated or otherwise due as provided herein or in Term Note A, the unpaid principal balance of Term Note A shall be repaid in 84 monthly installments, the first 83 of which shall be in the amount of $23,750.00 each, commencing November 1, 1998 and continuing on the same day of each successive month thereafter until and including September 1,2005; on October 1, 2005, the 84th and final principal payment shall be due and payable in an amount equal to the greater of $28,750 or the unpaid principal balance of Term Note A.;

              (b) TERM NOTE B. Term Note B Advances may only be used for the purchase of new machinery or equipment and will only be made available to the Borrower through the Termination Date. Each requested Advance must be accompanied by the invoice for the machinery or equipment to be purchased or financed with the proceeds of such Advance. The Lender may refuse to advance for taxes, freight or discounts not taken with regard to such purchases. Each promissory note executed as a Term Note B note shall be due and payable in 60 equal monthly installments, commencing on the first day of the month next following the month of Advance for


CREDIT AGREEMENT - Page 14
       funding that respective note, and continuing on the same day of each successive month thereafter for 59 additional months;

              (c) TERM NOTE C. Term Note C shall be funded by a single Advance on the date of this Agreement. Unless sooner accelerated or otherwise due as provided herein or in Term Note C, the unpaid principal balance of Term Note C shall be repaid in 48 monthly installments, the first 47 of which shall be in the amount of $73,500 each, commencing November 1, 1998 and continuing on the same day of each successive month thereafter up to and including September 1, 2002; on October 1, 2002, the 48th and final principal payment shall be due and payable in an amount equal to the greater of $45,500 or the unpaid principal balance of Term Note C.

              Commencing on May 15, 1999 and thereafter on each November 15 and May 15 (such dates referred to as "SWEEP DATES"), the Borrower shall make a principal payment under Term Note C (herein referred to as the "CASH FLOW SWEEP PAYMENT") in an amount equal to the lesser of: (i) 50% of the Available Cash Flow for the six-month period ending on September 30 (in the case of the November 15 Sweep Date) and for the six-month period ending on March 31 (in the case of the May 15 Sweep Date) or (ii) the remaining unpaid principal balance of Term Note C payments in inverse order of maturity. No prepayment premium shall be payable with respect to any of the preceding required prepayments so made by the Borrower.

       Notwithstanding any payment provisions above, the entire unpaid principal balance of all Term Notes shall be due and payable in full at the earliest to occur of (i) on the date the Revolving Credit Note becomes due and payable, whether by acceleration or otherwise, (ii) when accelerated by its terms or by the terms of this Agreement or any other loan documents, or (iii) on the scheduled last payment date, whichever occurs first.

       Interest on each of the Term Notes shall be computed and paid in accordance with Section 4. A final installment of all outstanding principal PLUS accrued interest shall be due and payable at maturity, whether by acceleration, or otherwise.

       3.4. USE OF PROCEEDS. Proceeds of Term Note B shall be used by the Borrower to purchase new machinery and equipment and proceeds of Term Note C shall be used by the Borrower to partially refinance existing term indebtedness to the Lender and to partially refinance certain indebtedness currently owed to subordinated lenders.

SECTION 4.   GENERAL - ALL LOANS

       4.1. INTEREST. The unpaid principal amount of the Advances shall bear interest prior to maturity at a varying rate per annum equal from day to day to the lesser of (a) the Maximum Rate, or (b) as the case may be, the Applicable Revolving Credit Note Rate or Applicable Term Note Rate. If at any time the Applicable Revolving Credit Note Rate or Applicable Term Note


CREDIT AGREEMENT - Page 15

Rate for any Advance shall exceed the Maximum Legal Rate, thereby causing the interest accruing on such Advance to be limited to the Maximum Legal Rate, then any subsequent reduction in the Applicable Revolving Credit Note Rate or Applicable Term Note Rate for such Advance shall not reduce the rate of interest on such Advance below the Maximum Legal Rate until the aggregate amount of interest accrued on such Advance equals the aggregate amount of interest which would have accrued on such Advance if the Applicable Revolving Credit Note Rate or Applicable Term Note Rate had at all times been in effect. Accrued and unpaid interest on the Advances shall be due and payable as follows:

              (a) in the case of all Revolving Credit Note Advances, on the first day of each month commencing October 1, 1998 and continuing on the same day of each successive month thereafter up to and including maturity, whether by acceleration or otherwise (whichever first occurs); and

              (b) for each of the Term Notes, on October 1, 1998 and, thereafter, on the same dates as payments of principal are due, pursuant to Section 3.3 hereof, and at maturity whether by acceleration or otherwise (whichever first occurs).

Notwithstanding the foregoing, any outstanding principal of any Advance and (to the fullest extent permitted by law) any other amount payable by the Borrower under this Agreement or any other Loan Document that is not paid in full when due (whether at stated maturity, by acceleration, or otherwise) shall bear interest at the Default Rate for the period from and including the due date thereof to but excluding the date the same is paid in full. Interest payable at the Default Rate shall be payable from time to time on demand.

       4.2. BORROWING PROCEDURE. The Borrower shall give the Lender notice by means of an Advance Request Form of each requested Advance on the same day of each LIBOR Advance, and no later than the date of any requested Prime Rate Advance, in each case specifying: (a) the requested date of such Advance (which shall be a Business Day), (b) the amount of such Advance, (c) the Type of the Advance, and (d) in the case of a LIBOR Advance, the duration of the Interest Period for such Advance. The Lender at its option may accept telephonic Advance requests by an Authorized Officer. A telephonic request for an Advance by the Borrower shall be promptly confirmed in writing if so requested by the Lender. Each LIBOR Advance shall be in a minimum principal amount of $1,000,000.
Subject to the terms and conditions of this Agreement, each Advance shall be made available to the Borrower by depositing the same, in immediately available funds, in an account of the Borrower maintained with the Lender at the principal office designated by the Borrower. All notices under this Section shall be irrevocable and shall be given not later than 2:00 P.M. Dallas, Texas time on the day which is not less than the number of Business Days specified above for such notice.

       4.3. CONVERSIONS AND CONTINUATIONS. The Borrower shall have the right from time to time to Convert all or part of one Type of Advance outstanding under any Note into another Type of Advance or to Continue all or part of any LIBOR Advance by giving the Lender telephonic notice (confirmed in writing, if so requested by the Lender) no later than 2:00 P.M. (Dallas time) on the day of Conversion or Continuation of a LIBOR Advance, specifying: (a) the Conversion


CREDIT AGREEMENT - Page 16
or Continuation date, (b) the amount of the Advance to be Converted or Continued, (c) in the case of Conversions, the Type of Advance to be Converted into, and (d) in the case of a Continuation of or Conversion into a LIBOR Advance, the duration of the Interest Period applicable thereto; provided, that (a) LIBOR Advances may only be Converted on the last day of the Interest Period, and (b) except for Conversions to Prime Rate Advances, no Conversions shall be made while an Event of Default has occurred and is continuing. If the Borrower shall fail to give the Lender the notice as specified above for Continuation or Conversion of a LIBOR Advance prior to the end of the Interest Period with respect thereto, such LIBOR Advance shall automatically be Converted into a Prime Rate Advance on the last day of the Interest Period for such LIBOR Advance.

       4.4. PAYMENT. All payments of principal, interest, and other amounts to be paid by the Borrower under this Agreement or any other Loan Document shall be paid to the Lender at the address set forth herein for the delivery of notices to the Lender, in immediately available funds, without setoff or counterclaims, at or before 2:00 p.m. Dallas, Texas time on the date on which such payment shall become due (each such payment made after such time on such due date to be deemed to have been made on the next succeeding Business Day). The Borrower shall, at the time of making each such payment, specify to the Lender the sums payable by the Borrower under this Agreement and the other Loan Documents to which such payment is to be applied (and in the event the Borrower fails to so specify, or if an Event of Default has occurred and is continuing, the Lender may apply such payment to the Senior Indebtedness in such order and manner as it may elect in its sole discretion). Whenever any payment under this Agreement or any other Loan Document shall be stated to be due on a day that is not a Business Day, such payment shall be deemed due on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of the payment of interest.

       4.5. MAXIMUM LEGAL RATE. The following provisions shall control this Agreement and each Note:

              (a) No agreements, conditions, provision or stipulations contained in this Agreement or in any other Loan Document, or the occurrence of an Event of Default, or the exercise by the Lender of the right to accelerate the payment or the maturity of principal and interest on any Note, or to exercise any option whatsoever contained in this Agreement or any other Loan Document, or the arising of any contingency whatsoever, shall entitle the Lender to collect, in any event, interest exceeding the maximum rate of nonusurious interest allowed from time to time by applicable state or federal laws as now or as may hereinafter be in effect (the "MAXIMUM LEGAL RATE") and in no event shall the Borrower be obligated to pay interest exceeding such Maximum Legal Rate, and all agreements, conditions or stipulations, if any, which may in any event or contingency whatsoever operate to bind, obligate or compel the Borrower to pay a rate of interest exceeding the Maximum Legal Rate shall be without binding force or effect, at law or in equity, to the extent only of the excess of interest over such Maximum Legal Rate. In the event any interest is charged in excess of the Maximum Legal Rate (the "EXCESS"), the Borrower acknowledges and stipulates that any such charge shall be the result of an accidental and bona fide error, and such Excess shall be, first, applied to reduce the


CREDIT AGREEMENT - Page 17
       principal of any obligations due, and, second, returned to the Borrower, it being the intention of the parties hereto not to enter at any time into an usurious or otherwise illegal relationship. The parties hereto recognize that with fluctuations in the Contract Rate from time to time announced by the Lender such an unintentional result could inadvertently occur. By the execution of this Agreement, the Borrower covenants that (a) the credit or return of any Excess shall constitute the acceptance by the Borrower of such Excess, and (b) the Borrower shall not seek or pursue any other remedy, legal or equitable, against the Lender based, in whole or in part, upon the charging or receiving of any interest in excess of the Maximum Legal Rate. For the purpose of determining whether or not any Excess has been contracted for, charged or received by the Lender, all interest at any time contracted for, charged or received by the Lender in connection with the Borrower's obligations shall be amortized, prorated, allocated and spread during the entire term of this Agreement. If at any time the rate of interest payable hereunder shall be computed on the basis of the Maximum Legal Rate, any subsequent reduction in the Contract Rate shall not reduce such interest thereafter payable hereunder below the amount computed on the basis of the Maximum Legal Rate until the aggregate amount of such interest accrued and payable under this Agreement equals the total amount of interest which would have accrued if such interest had been at all times computed solely on the basis of the Contract Rate.

              (b) Unless preempted by federal law, the rate of interest from time to time in effect hereunder shall not exceed the "applicable weekly ceiling" from time to time in effect under Chapter 1 of the Texas Credit Title (Vernon's Texas Civil Statutes), Article 5069-1D.001, as amended.

              (c) The provisions of this Section shall be deemed to be incorporated into every document or communication relating to the Senior Indebtedness which sets forth or prescribes any account, right or claims or alleged account, right or claim of the Lender with respect to the Borrower (or any other obligor in respect of the Senior Indebtedness), whether or not any provision of this Section is referred to therein. All such documents and communications and all figures set forth therein shall, for the sole purpose of computing the extent of the obligations asserted by the Lender thereunder, be automatically recomputed by the Borrower or any other obligor, and by any court considering the same, to give effect to the adjustments or credits required by this Section.

              (d) If the applicable state or federal law is amended in the future to allow a greater rate of interest to be charged under this Agreement than is presently allowed by applicable state or federal law, then the limitation of interest hereunder shall be increased to the maximum rate of interest allowed by applicable state or federal law, as amended, which increase shall be effective hereunder on the effective date of such amendment, and all interest charges owing to the Lender by reason thereof shall be payable upon demand.

              (e) The provisions of Chapter 346 of the Texas Finance Code (Vernon's

CREDIT AGREEMENT - Page 18

       Texas Code Annotated), as amended, are specifically declared by the parties hereto not to be applicable to this Agreement or any other Loan Document or to the transactions contemplated hereby or thereby.

       4.6. BASIS OF COMPUTATION. Subject to Section 4.5 hereof, the amount of all interest payable hereunder shall be computed for the actual number of days elapsed on the basis of a year consisting of 360 days.

       4.7.   PREPAYMENTS.

              4.7.1. MANDATORY PREPAYMENTS. The Borrower shall, within one (1) day after notice thereof from the Lender, pay to the Lender as a payment on the Revolving Credit Note the amount, if any, by which the principal balance of the Revolving Credit Note outstanding from time to time exceeds the Borrowing Base, together with all interest accrued and unpaid on the amount of such excess.

              4.7.2. OPTIONAL PREPAYMENTS. The Borrower may, at any time, prepay the Advances in whole at any time or from time to time in part without premium or penalty but with accrued interest to the date of prepayment on the amount so prepaid, provided that compensation under
       Section 5 hereof shall be due if LIBOR Advances are prepaid prior to the last day of the Interest Period for such Advances.

       4.8. UPON TERMINATION. The Lender, at its sole discretion, may upon thirty (30) days prior written notice to the Borrower declare any or all of the Term Notes due and payable in full at any time after the Termination Date or (without prior notice) at any time upon or after an acceleration of the Revolving Credit Note.

SECTION 5.    YIELD PROTECTION AND ILLEGALITY

       5.1.   ADDITIONAL COSTS.

              (a) The Borrower shall pay to the Lender from time to time such amounts as the Lender may reasonably determine to be necessary to compensate it for any costs incurred by the Lender which the Lender determines are attributable to its making or maintaining of any LIBOR Advances hereunder or its obligation to make any of such Advances hereunder, or any reduction in any amount receivable by the Lender hereunder in respect of any such Advances or such obligation (such increases in costs and reductions in amounts receivable being herein called "ADDITIONAL COSTS"), resulting from any generally applicable Regulatory Change which:

                     (i) changes the basis of taxation of any amounts payable to the Lender under this Agreement or the Note in respect of any of such Advances (other than taxes imposed on the overall net income of the Lender or its lending office for any of such Advances by the jurisdiction in which the Lender has its principal office or such lending office);

CREDIT AGREEMENT - Page 19

                     (ii) imposes or modifies any reserve, special deposit, minimum capital, capital ratio, or similar requirement relating to any extensions of credit or other assets of, or any deposits with or other liabilities or commitments of, the Lender (including any of such Advances or any deposits referred to in the definition of "LIBOR Rate" in Section 1.1 hereof); or

                     (iii) imposes any other condition affecting this Agreement or such Advances or any of such extensions of credit or liabilities or commitments.

       The Lender will notify the Borrower of any event occurring after the date of this Agreement which will entitle the Lender to compensation pursuant to this Section as promptly as practicable after it obtains knowledge thereof and determines to request such compensation. The Lender will furnish the Borrower with a certificate setting forth the basis and the amount of each request of the Lender for compensation under this Section. If the Lender requests compensation from the Borrower under this Section, the Borrower may, by notice to the Lender suspend the obligation of the Lender to make or Continue making, or Convert Advances into, Advances of the Type with respect to which such compensation is requested until the Regulatory Change giving rise to such request ceases to be in effect (in which case the provisions of Section 5 hereof shall be applicable).

              (b) Without limiting the effect of the foregoing provisions of this Section, in the event that, by reason of any generally applicable Regulatory Change, the Lender either (a) incurs Additional Costs based on or measured by the excess above a specified level of the amount of a category of deposits or other liabilities of the Lender which includes deposits by reference to which the interest rate on LIBOR Advances is determined as provided in this Agreement or a category of extensions of credit or other assets of the Lender which includes LIBOR Advances, or (b) becomes subject to restrictions on the amount of such a category of liabilities or assets which it may hold, then, if the Lender so elects by notice to the Borrower the obligation of the Lender to make or Continue making, or Convert Advances into, Advances of such Type hereunder shall be suspended until such Regulatory Change ceases to be in effect (in which case the provisions of Section 5 hereof shall be applicable).

              (c) Determinations and allocations by the Lender for purposes of this Section of the effect of any generally applicable Regulatory Change on its costs of maintaining its obligations to make Advances or of making or maintaining Advances or on amounts receivable by it in respect of Advances, and of the additional amounts required to compensate the Lender in respect of any Additional Costs, shall be conclusive, provided that such determinations and allocations are made on a reasonable basis.

              (d)    The Lender will not seek the benefits of this Section
       5.1 unless it is, at the time of any attempts to collect amounts under this Section 5.1 from the Borrower, applying similar reimbursement standards to other borrowers of the Lender who have

CREDIT AGREEMENT - Page 20
       loans with similar pricing options.

       5.2. LIMITATION ON TYPES OF ADVANCES. Anything herein to the contrary notwithstanding, if with respect to any LIBOR Advances for any Interest Period therefor:

             (a) The Lender reasonably determines (which determination shall be conclusive) that quotations of interest rates for the relevant deposits referred to in the definition of "LIBOR Rate" in Section 1.1 hereof are not being provided in the relative amounts or for the relative maturities for purposes of determining the rate of interest for such Advances as provided in this Agreement; or

             (b) The Lender determines (which determination shall be conclusive) that the relevant rates of interest referred to in the definition of "LIBOR Rate" in Section 1.1 hereof on the basis of which the rate of interest for such Advances for such Interest Period is to be determined do not accurately reflect the cost to the Lender of making or maintaining such Advances for such Interest Period;

then the Lender shall give the Borrower prompt notice thereof specifying the relevant Type of Advances and the relevant amounts or periods, and so long as such condition remains in effect, the Lender shall be under no obligation to make additional Advances of such Type or to Convert Advances of any other Type into Advances of such Type and the Borrower shall, on the last day(s) of the then current Interest Period(s) for the outstanding Advances of the affected Type, either prepay such Advances or Convert such Advances into another Type of Advance in accordance with the terms of this Agreement.

       5.3. ILLEGALITY. Notwithstanding any other provision of this Agreement, in the event that it becomes unlawful for the Lender to (a) honor its obligation to make LIBOR Advances hereunder or (b) maintain LIBOR Advances hereunder, then the Lender shall promptly notify the Borrower thereof and the Lender's obligation to make or maintain LIBOR Advances and to Convert other types of Advances into LIBOR Advances hereunder shall be suspended until such time as the Lender may again make and maintain LIBOR Advances (in which case the provisions of Section 5.4 hereof shall be applicable).

       5.4. SUBSTITUTE PRIME RATE ADVANCES. If the obligation of the Lender to make a LIBOR Advance shall be suspended pursuant to Section 5.1,
5.2 or 5.3 hereof (Advances of such Type being herein called "AFFECTED ADVANCES" and such Type being herein called the "AFFECTED TYPE"), all Advances which would be otherwise made by the Lender as Advances of the Affected Type shall be made instead as Prime Rate Advances and all Advances which would otherwise be Converted into Advances of the Affected Type shall be converted instead into (or shall remain as) Prime Rate Advances (and, if an event referred to in Section 5.1, 5.2 or 5.3 hereof has occurred and the Lender so requests by notice to the Borrower, all Affected Advances of the Lender then outstanding shall be automatically Converted into Prime Rate Advances on the date specified by the Lender in such notice) and, to the extent that Affected Advances are so made as (or Converted into) Prime Rate Advances, all payments and prepayments of principal which would otherwise be applied to the Lender's Affected Advances shall be applied instead to its

CREDIT AGREEMENT - Page 21

Prime Rate Advances.

       5.5. COMPENSATION. The Borrower shall pay to the Lender, upon the request of the Lender, such amount or amounts as shall be sufficient (in the reasonable opinion of the Lender) to compensate it for any loss, cost, or expense incurred by it as a result of:

              (a) Any payment, prepayment or conversion of a LIBOR Advance for any reason (including, without limitation, the acceleration of outstanding Advances pursuant to this Agreement) on a date other than the last day of an Interest Period for such Advance; or

              (b) Any failure by the Borrower for any reason (including, without limitation, the failure of any conditions precedent specified in this Agreement to be satisfied) to borrow, Convert, or prepay a LIBOR Advance on the date for such borrowing, Conversion, or prepayment, specified in the relevant notice of borrowing, prepayment, or Conversion under this Agreement.

Without limiting the effect of the preceding sentence, such compensation shall include an amount equal to the excess, if any, of (i) the amount of interest which otherwise would have accrued on the principal amount so paid or Converted or not borrowed for the period from the date of such payment, Conversion, or failure to borrow to the last day of the Interest Period for such Advance (or, in the case of a failure to borrow, the Interest Period for such Advance which would have commenced on the date specified for such borrowing) at the applicable rate of interest for such Advance provided for herein, less the applicable margin, over (ii) the interest component of the amount the Lender would have bid in the London interbank market (if such Advance is a LIBOR Advance) for Dollar deposits of leading banks and amounts comparable to such principal amount and with maturities comparable to such period.

SECTION 6.    SECURITY

       6.1. COLLATERAL. To secure the full and timely performance of the Borrower's covenants set out in this Agreement and the other Loan Documents and to secure the repayment of each of the Notes and all other Senior Indebtedness whatsoever of the Borrower to the Lender, the Borrower agrees to grant and assign a lien upon and security interest in the Collateral pursuant to the Security Agreement, the Financing Statements and other instruments and agreements required by and satisfactory to the Lender.

       6.2. SETOFF. If an Event of Default shall have occurred and be continuing, the Lender shall have the right to set off and apply against any Senior Indebtedness then due in such manner as the Lender may determine, at any time and without notice to the Borrower, any and all deposits (general or special, time or demand, provisional or final) or other sums at any time credited by or owing from the Lender to the Borrower. As further security for the Senior Indebtedness, the Borrower hereby grants to the Lender a security interest in all money, instruments, and other property of the Borrower now or hereafter held by the Lender, including, without limitation, property held in safekeeping. In addition to the Lender's right of setoff and as

CREDIT AGREEMENT - Page 22
further security for the Senior Indebtedness, the Borrower hereby grants to the Lender a security interest in all deposits (general or special, time or demand, provisional or final) and other accounts of the Borrower now or hereafter on deposit with or held by the Lender and all other sums at any time credited by or owing from the Lender to the Borrower. The rights and remedies of the Lender hereunder are in addition to other rights and remedies (including, without limitation, other rights or setoff) which the Lender may have.

SECTION 7.    CONDITIONS PRECEDENT TO OBLIGATIONS OF LENDER

       7.1. CONDITIONS TO FIRST LOAN. The obligations of the Lender under this Agreement are subject to the occurrence, prior to or on the date of the initial Loan hereunder, of each of the following conditions, any or all of which may be waived in whole or in part by the Lender in writing:

              7.1.1. DOCUMENTS EXECUTED AND FILED. The Borrower shall have executed (or caused to be executed) and delivered to the Lender and, as appropriate, there shall have been signed for filing with such filing offices as the Lender shall deem appropriate, the following:

                     (a)    The Revolving Credit Note;

                     (b)    The Term Notes; and

                     (c) A Modification to the Deed of Trust in a form acceptable to the Lender.

              7.1.2. CERTIFIED RESOLUTIONS. The Borrower shall have furnished to the Lender a copy of resolutions of the Board of Directors of the Borrower authorizing the execution, delivery and performance of this Agreement, the borrowings hereunder, the Notes and all other Loan Documents, which shall have been certified by the Secretary or Assistant Secretary of the Borrower as of the date hereof.

              7.1.3. CERTIFICATE OF GOOD STANDING. The Borrower shall have furnished to the Lender a certificate of good standing of Borrower, which shall have been certified by the state agency issuing the same as of a date reasonably near the date hereof.

              7.1.4. CERTIFICATE OF INCUMBENCY. The Borrower shall have furnished to the Lender a certificate of the Secretary or Assistant Secretary of each of the Borrower, certified as of the date hereof, as to the incumbency and signatures of such officers signing this Agreement, the Notes and the other Loan Documents.

              7.1.5. PAYMENT OF FEES. Evidence that all costs and expenses (including reasonable attorneys' fees) incurred by the Lender and known to date in connection with the preparation of this Agreement and the other Loan Documents shall have been paid in

CREDIT AGREEMENT - Page 23
       full by the Borrower.

              7.1.6. APPROVAL OF LENDER COUNSEL. All actions, proceedings, instruments and documents required to carry out the transactions contemplated by this Agreement or incidental thereto and all other related legal matters shall have been satisfactory to and approved by legal counsel for the Lender, and said counsel shall have been furnished with such certified copies of actions and proceedings and such other instruments and documents as they shall have reasonably requested.

              7.1.7. OTHER INFORMATION AND DOCUMENTATION. The Lender shall have received such other information, certificates and executed documents as it shall have reasonably requested.

       7.2. CONDITIONS TO ALL LOANS. The obligation of the Lender to make any Loan (including any initial Advance) is subject to the occurrence, prior to or on the requested date of each such Loan, of each of the following conditions, any or all of which may be waived in whole or in part by the Lender in writing:

              7.2.1. LOAN REQUEST. The Lender shall have received a written Advance Request Form (accompanied by supporting invoices in the case of Term Note B Advances), executed by the appropriate officer of the Borrower and timely delivered as required by this Agreement.

              7.2.2. NO DEFAULT.  As of such date:

                     (a) No Default or Event of Default shall have then
              occurred and be continuing; and

                     (b) Each warranty or representation referenced in
              Section 8.16 of this Agreement shall be true and correct.

              7.2.3. INVESTMENT DOCUMENTS FUNDING. The Borrower shall have received at least $9,250,000 in good funds from consummation of the note purchase transactions contemplated by the Investment Documents and all Investment Documents shall have been executed and delivered by all parties thereto.

SECTION 8.    WARRANTIES AND REPRESENTATIONS

       The Borrower represents and warrants to the Lender:

       8.1. CORPORATE EXISTENCE AND POWER. (a) The Borrower (i) is a corporation duly organized, validly existing and in good standing under the laws of its state of organization, (ii) has the corporate power and authority to own its properties and assets and to carry out its business as now being conducted and is qualified to do business and in good standing in every jurisdiction wherein such qualification is necessary except where the failure to be so qualified

CREDIT AGREEMENT - Page 24
would not result in a material adverse effect on the business or financial condition of the Borrower and (iii) has the corporate power and authority to execute and perform this Agreement, to borrow money in accordance with its terms, to execute and deliver each of the Notes and the other Loan Documents to be executed by it and to grant to the Lender liens and security interest in the Collateral as hereby contemplated and to do any and all other things required of it hereunder.

       8.2. AUTHORIZATION AND APPROVALS. As to the Borrower, the execution, delivery and performance of this Agreement, the borrowing hereunder and the execution and delivery of each of the other Loan Documents contemplated hereby (a) have been duly authorized by all requisite corporate action, (b) do not require registration with or consent or approval of, or other action by, any federal, state or other governmental authority or regulatory body, or, if such registration, consent or approval is required, the same has been obtained and disclosed in writing to the Lender, (c) will not violate any provision of law, any order of any court or other agency of government, the articles of incorporation or bylaws of the Borrower, any provision of any indenture, agreement or other instrument to which the Borrower is a party, or by which it or any of its properties or assets are bound except where such violation would not result in a material adverse effect on the business or financial condition of the Borrower, (d) will not be in conflict with, result in a breach of or constitute (with or without notice or passage of time) a default under any indenture, agreement or other instrument except where such conflict, breach or default would not result in a material adverse effect on the business or financial condition of the Borrower, and (e) will not result in the creation or imposition of any lien, charge or encumbrance of any nature whatsoever upon any of its properties or assets other than in favor of the Lender and as contemplated hereby.

       8.3. VALID AND BINDING AGREEMENT. This Agreement is, and each of the other Loan Documents will be, when delivered, valid and binding obligations of the Borrower, in each case enforceable in accordance with their respective terms except as limited by insolvency, bankruptcy or similar laws and equitable principles affecting the enforcement of creditors' rights generally.

       8.4.   ACTIONS, SUITS OR PROCEEDINGS.  Except as disclosed on Schedule
8.4 or otherwise disclosed in writing to the Lender, there are no actions, suits or proceedings, at law or in equity, and no proceedings before any arbitrator or by or before any governmental commission, board, bureau or other administrative agency, pending, or, to the best knowledge of the Borrower, threatened against or affecting the Borrower, or any properties or rights of the Borrower, which, if adversely determined, would materially impair the right of the Borrower to carry on business substantially as now conducted or could have a material adverse effect upon the financial condition of the Borrower.

       8.5. NO LIENS, PLEDGES, MORTGAGES OR SECURITY INTERESTS. Except for Permitted Liens, none of the Borrower's assets and properties, including the Collateral and the Real Property, is subject to any mortgage, pledge, lien, security interest or other encumbrance of any kind or

CREDIT AGREEMENT - Page 25
character.

       8.6. ACCOUNTING PRINCIPLES. The Financial Statements have been prepared on a consolidated basis in accordance with GAAP and fairly present the financial condition of the Borrower as of the dates, and the results of its operations for the periods, for which the same are furnished to the Lender. To the best of Borrower's knowledge and belief, the Borrower has no material contingent obligations, liabilities for taxes, long-term leases or unusual forward or long-term commitments not disclosed by, or reserved against in, the Financial Statements or otherwise disclosed in writing to the Lender.

       8.7. NO ADVERSE CHANGES. There has been no material adverse change in the business, properties or condition (financial or otherwise) of the Borrower since the date of the latest of the Financial Statements or otherwise disclosed in writing to the Lender.

       8.8. CONDITIONS PRECEDENT. As of the date of each Loan hereunder, all appropriate conditions precedent referred to in this Agreement shall have been satisfied (or waived in writing by the Lender).

       8.9. TAXES. The Borrower has filed (or in the case of any consolidated, unitary or combined return, the Borrower has been included in a return filed) by the extended due date therefor all federal, state and local tax returns and other reports required by law to be filed and which are material to the conduct of its business, has paid or caused to be paid all material taxes, assessments and other governmental charges that are shown to be due and payable by Borrower under such returns, and has made adequate provision for the payment of such taxes, assessments or other governmental charges which have accrued but are not yet payable. The Borrower has no knowledge of any asserted deficiency or assessment in a material amount in connection with any taxes, assessments or other governmental charges not adequately disclosed in the Financial Statements or otherwise disclosed in writing to the Lender.

       8.10. COMPLIANCE WITH LAWS. The Borrower has complied with all applicable laws, to the extent that failure to comply would materially interfere with the conduct of its respective business.

       8.11.  INDEBTEDNESS; MATERIAL AGREEMENTS.

              (a) Except as disclosed on Schedule 8.11, the Borrower has no Indebtedness.

              (b) To the best knowledge of the Borrower, it has complied with the provisions of all material contracts or commitments; and to the best knowledge of Borrower, no party to such agreements is in default thereunder, nor has there occurred any event which with notice or the passage of time, or both, would constitute such a default.

       8.12. MARGIN STOCK. The Borrower is not engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying

CREDIT AGREEMENT - Page 26
any "margin stock" within the meaning of Regulation U of the Board of Governors of the Federal Reserve System, and no part of the proceeds of any Loan hereunder will be used, directly or indirectly, to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock or for any other purpose which might violate the provisions of Regulation G, T, U or X of the said Board of Governors. The Borrower does not own any margin stock.

       8.13. PENSION FUNDING. The Borrower has not incurred any material accumulated funding deficiency within the meaning of ERISA or any material liability to the PBGC in connection with any employee benefit plan established or maintained by the Borrower and no presently existing reportable event or presently existing prohibited transaction, as defined in ERISA, has occurred with respect to such plans which would result in a material adverse effect on the business or financial condition of Borrower.

       8.14. MISREPRESENTATION. To the best knowledge of the officer signing the same, after reasonable inquiry, no warranty or representation by the Borrower contained herein or in any certificate or other document furnished by the Borrower contemporaneously herewith contains any untrue statement of material fact or omits to state a material fact necessary to make such warranty or representation not misleading in light of the circumstances under which it was made.

       8.15. ELIGIBLE INVENTORY. As to each item of Inventory represented by the Borrower to be "Eligible Inventory" on a Borrowing Base Certificate, as of the date of each such Borrowing Base Certificate:

              (a) Such item of Inventory is of good and merchantable quality and is usable or salable by Borrower in the ordinary course of its business, and is not obsolete (except that as to work in process, such item need not meet the Standard of "merchantable").

              (b) The Borrower has granted to the Lender a perfected security interest in such item of Inventory (as an item of the Collateral) prior in right to all other Persons (other than Permitted Liens), and such item of Inventory has not been sold, transferred or otherwise assigned by the Borrower, to any Person, other than the Lender and other than sales in the ordinary course of business occurring after the date of such Borrowing Base Certificate.

              (c) Such item of Inventory is located within the United States at locations identified in the Security Agreement.

       8.16. LOANS AND REPRESENTATIONS. As of the date of each Advance Request, the Borrower, unless otherwise disclosed to the Lender in writing, shall be deemed to represent and warrant to the Lender, as an inducement to having the Lender make the requested Loan, that as of the date of such Loan request (a) the representations and warranties contained in Sections 8.1, 8.4, 8.7, 8.15 and 8.17 of this Agreement are true and correct in all material respects, (b) the requirements of Section 7.2.2 have been complied with and (c) the Lender will have a first

CREDIT AGREEMENT - Page 27
priority security interest and lien on the Collateral covered by the invoice or bill of sale (or similar document), if any, to which the Loan request relates.

       8.17. ELIGIBLE ACCOUNTS. As to each Account represented by the Borrower to be an "Eligible Account" on a Borrowing Base Certificate, as of the date of each such Borrowing Base Certificate:

              (a) Such Account arose in the ordinary course of the business of the Borrower out of either (i) a bona fide sale of Inventory by the Borrower, in accordance with the terms of the Contract under which the Account arose, or (ii) services performed by the Borrower under an enforceable contract, and in such case such services have in fact been performed for the appropriate account debtor in accordance with such contract.

              (b) Unless otherwise approved in writing by the Lender on a case-by-case basis, such Account represents a legally valid and enforceable claim which is due and owing to the Borrower by such account debtor in at least such amount as is represented by the Borrower to the Bank on such Borrowing Base Certificate, such Account is due and payable not more than thirty (30) days from the delivery of the related Inventory, or the performance of the related services, giving rise to such Account and, unless the Bank otherwise allows, such Account has not been due for more than ninety (90) days (from the date of invoice).

              (c) To Borrower's knowledge, the unpaid balance of such Account as represented by the Borrower to the Lender on such Borrowing Base Certificate is not subject to any defense, counterclaim, set-off, credit, allowance or adjustment by the account debtor because of returned, inferior or damaged Inventory or services, or for any other valid reason, except for customary discounts allowed by Borrower in the ordinary course of business for prompt payment or as otherwise indicated by credit memos disclosed in such Borrowing Base Certificate, and there is no agreement between Borrower, the related account debtor and any other person for any rebate, discount, concession or release of liability, in whole or in part.

              (d) To Borrower's knowledge, the transactions leading to the creation of such Account comply with all applicable state and federal laws and regulations.

              (e) The Borrower has granted to the Bank a perfected security interest in such Account (as an item of the Collateral) prior in right to all other persons (other than Permitted Liens), and such Account has not been sold, transferred or otherwise assigned by the Borrower to any Person, other than the Bank.

              (f) Such Account is not represented by any note, trade acceptance, draft or other negotiable instrument or by any chattel paper, except any such as constitute an item of Collateral on or prior to such Account's inclusion on such Borrowing Base

CREDIT AGREEMENT - Page 28

       Certificate.

              (g) The Borrower has not received, with respect to such Account, any actual notice of the death of the related account debtor, nor of the dissolution, liquidation, termination of existence, insolvency, business failure, appointment of a receiver for any part of the property of, assignment for the benefit of creditors by, or the filing of a petition in bankruptcy or the commencement of any proceeding under any bankruptcy or insolvency laws by or against, such account debtor.

              (h)    The account debtor on such Account is not:

                     (i)    an affiliate of the Borrower,

                     (ii) the United States of America or any department, agency or instrumentality thereof (to the extent the same exceeds $5,000 for any single invoice) unless the grant of a security interest therein has been made to the Lender in compliance with applicable federal assignment of claims laws and regulations,

                     (iii) a citizen or resident of any jurisdiction other than one of the United States (unless covered by satisfactory letter of credit, foreign receivable insurance, or otherwise acceptable to the Lender), or

                     (iv) an account debtor whom the Bank has, in the reasonable exercise of such Bank's sole reasonable discretion, determined to be (based on such factors relating to such account debtor as the Bank deems appropriate) an ineligible account debtor and as to which the Bank has notified the Borrower, PROVIDED, HOWEVER, that any such notice shall not apply retroactively as to any particular Account if such Account was included on a prior Borrowing Base Certificate by the Borrower prior to the giving of such notice by the Bank and which otherwise complied with each and every other requirement under this Agreement for the denomination of such Account as an "Eligible Account."

SECTION 9.    AFFIRMATIVE COVENANTS

       From the date hereof until the Senior Indebtedness is paid in full, the Borrower covenants and agrees that it will:

       9.1.   FINANCIAL AND OTHER INFORMATION.

              9.1.1. ANNUAL FINANCIAL REPORTS. Furnish to the Lender in form satisfactory to the Lender not later than ninety (90) days after the close of each fiscal year of Borrower, beginning with the fiscal year ending December 31, 1998, on a consolidated and consolidating basis, a balance sheet as at the close of each such fiscal year, statements of income and statements of cash flow for each such fiscal year of Borrower and the

CREDIT AGREEMENT - Page 29

       Subsidiaries, and such other comments and financial details as are usually included in similar reports. Such consolidated reports shall be audited in accordance with GAAP by independent certified public accountants of recognized standing selected by Borrower and reasonably acceptable to the Lender and shall contain unqualified opinions as to the fairness of the statements therein contained.

              9.1.2. MONTHLY FINANCIAL STATEMENTS. Furnish to the Lender not later than thirty (30) days after the close of each month, beginning with reports for the month ending September 30, 1998, financial statements containing the consolidated and consolidating balance sheet of Borrower as of the end of each month, consolidated and consolidating statements of income of Borrower up to the end of each month. These statements shall be prepared on substantially the same accounting basis as the statements required in Section 9.1.1 of this Agreement and shall be in such detail as the Lender may reasonably require, and the accuracy of the statements (subject to year-end adjustments) shall be certified by the chief executive or financial officer of Borrower.

              9.1.3. BORROWING BASE CERTIFICATE AND OTHER MONTHLY REPORTS. Furnish to the Lender monthly (i) by the 30th day of each month a Borrowing Base Certificate for the last day of the prior month, on behalf of the Borrower, confirming that the outstanding principal balance of the Revolving Credit Note does not exceed the lesser of the Revolving Credit Commitment Amount or the Borrowing Base, as then in effect (or, if such is not the case, accompanied by a mandatory prepayment in accordance with this Agreement), and (ii) by the 20th day of each month, a detailed listing of the Borrower's Inventory and Accounts aging (in such detail as the Lender may require) for the immediately preceding month.

              9.1.4. QUARTERLY COMPLIANCE CERTIFICATE. Furnish to the Lender not later than the 30th day of the month following the end of each calendar quarter (beginning with the quarter ending September 30, 1998) a Compliance Certificate dated as of the end of the month immediately prior to the due date for such Compliance Certificate.

              9.1.5. ADVERSE EVENTS. Promptly inform the Lender of the occurrence of any Event of Default or Default, or of any occurrence which has or would reasonably be expected to have a materially adverse effect upon the Borrower's business, properties, financial condition or ability to comply with their respective obligations hereunder.

              9.1.6. PUBLIC FILINGS. Furnish to the Lender, promptly, upon filing the same, all securities agency filings, both state and federal.

              9.1.7. OTHER INFORMATION AS REQUESTED. Promptly furnish to the Lender such other information regarding the operations, business affairs and financial condition of the Borrower as the Lender may reasonably request from time to time and permit the Lender, its employees, attorneys and agents, to inspect all of the books, records and properties of the Borrower during normal business hours, except that upon any Event of Default, the Lender may perform such actions at any reasonable time.

CREDIT AGREEMENT - Page 30

       9.2. INSURANCE. Keep its insurable properties (including, but not limited to, the Collateral and the Real Property) adequately insured and maintain (a) insurance against fire and other risks customarily insured against by companies engaged in the same or a similar business to that of the Borrower, (b) necessary worker's compensation insurance, (c) public liability and product liability insurance, and (d) such other insurance as may be required by law or as may be reasonably required in writing by the Lender, all of which insurance shall be in such amounts, containing such terms, in such form, for such purposes and written by such companies as may be satisfactory to the Lender in the reasonable exercise of its judgment. All such policies shall contain a provision whereby they may not be canceled except upon thirty days' prior written notice to the Lender. The Borrower will deliver to the Lender, at the Lender's request, evidence satisfactory to the Lender that such insurance has been so procured and, with respect to casualty insurance covering the Collateral, names the Lender as "mortgagee". If the Borrower fails to maintain satisfactory insurance as herein provided, the Lender shall have the option to do so, and the Borrower agrees to repay the Lender, with interest at three percent (3%) per annum plus the Prime Rate, all amounts so expended by the Lender.

       9.3. TAXES. Pay within the time that they can be paid without interest or penalty all taxes, assessments and similar imposts and charges of every kind and nature lawfully levied, assessed or imposed upon it and its property, except to the extent being contested in good faith and for which adequate reserves have been established on the balance sheet of the Borrower.
 If the Borrower shall fail to pay or contest such taxes and assessments by their due date, the Lender shall have the option to do so, and the Borrower agrees to repay the Lender, with interest at three percent (3%) per annum plus the Prime Rate, all amounts so expended by the Lender.

       9.4. MAINTAIN LEGAL EXISTENCE AND BUSINESS. Do or cause to be done all things necessary to preserve and keep in full force and effect their legal existence, rights and franchise and comply, in all material respects, with all applicable laws; continue to conduct and operate its business substantially as conducted and operated during the present and preceding calendar year.

       9.5. TANGIBLE NET WORTH. Maintain Tangible Net Worth (plus Subordinated Debt) in an amount not less than the following amounts at the end of each calendar month during each of the following respective periods:

              Periods                                          Amount
              -------                                          ------
       (a)    From the date of this Agreement                  $1,000,000
              through March 31, 1999

       (b)    From April 1, 1999 through                       $1,250,000
              September 30, 1999

       (c)    From October 1, 1999, through                    $2,000,000

CREDIT AGREEMENT - Page 31

              December 31, 1999

       (d)    From January 1, 2000, and at                     $2,000,000, plus 75% of
              all times thereafter                             net income after
                                                               January 1, 2000,
                                                               as computed in accordance
                                                               with GAAP, with no allowances
                                                               for net losses

       9.6. SENIOR INDEBTEDNESS RATIO. Maintain as of the end of each calendar month a Senior Indebtedness Ratio of not more than the following respective ratios:

              Periods                                   Maximum Ratios
              -------                                   --------------
       (a)    From the date of this Agreement               4.25:1.0
              through December 30, 1999

       (b)    December 31, 1999 through                     4.00:1.0
              December 30, 2000

       (c)    At December 31, 2000, and at all              3.5:1.0
              times thereafter

       9.7. CASH FLOW COVERAGE RATIO. Maintain as of the end of each calendar month a Cash Flow Coverage Ratio of not less than the following respective ratios:

              Periods                                   Minimum Ratios
              -------                                   --------------
       (a)    From the date of this Agreement               1.3:1.0
              through March 31, 1999

       (b)    From April 1, 1999, and at all                1.5:1.0
              times thereafter

       9.8. FIXED CHARGE COVERAGE RATIO. Maintain as of the end of each calendar month a Fixed Charge Coverage Ratio (computed on the basis of the previous twelve-month period) of not less than 1.0:1.0.

       9.9. ERISA. (a) Subject to the exceptions set forth in Section 11.1.7, at all times meet the minimum funding requirements of ERISA with respect to the Borrower's employee benefit plans subject to such minimum funding requirements; (b) promptly after the Borrower knows or has reason to know (i) of the occurrence of any event, which would constitute a reportable event or prohibited transaction under ERISA that would result in a material adverse effect on the business or financial condition of the Borrower, or
(ii) that the PBGC or the Borrower has instituted or will institute proceedings to terminate an employee pension plan,

CREDIT AGREEMENT - Page 32
deliver to the Lender a certificate of the chief financial officer of the Borrower setting forth details as to such event or proceedings and the action which the Borrower proposes to take with respect thereto, together with a copy of any notice of such event which may be required to be filed with the PBGC; and (c) a copy of the annual return (including all schedules and attachments) for each plan covered by ERISA, and filed with the Internal Revenue Service by the Borrower, not later than ten (10) days after receipt of a written request from the Lender for such report.

       9.10. USE OF LOAN PROCEEDS. Use the proceeds of the Loans hereunder for the purposes set forth herein.

       9.11.  UNUSED FACILITY FEE.  Pay the Unused Facility Fee when due.

       9.12. YEAR 2000 COMPLIANCE. On or prior to June 30, 1999 (the "COMPLIANCE DATE"), (i) Borrower and its Subsidiaries shall have taken all actions necessary to ensure that Borrower and any business in which Borrower holds a substantial interest become Year 2000 Compliant in a timely manner, and
(ii) Borrower and its Subsidiaries shall use reasonable efforts to see that all customers, suppliers and vendors that are material to Borrower's business, become Year 2000 Compliant in a timely manner. Such acts shall include, without limitation, performing a comprehensive review and assessment of all of Borrower's systems and adopting a detailed plan, with itemized budget, for the remediation, monitoring and testing of such systems. As used in this paragraph, "Year 2000 Compliant" shall mean, in regard to any entity, that all software, hardware, firmware, equipment, fixtures, goods or systems utilized by or material to the business operations or financial condition of such entity, will properly perform date sensitive functions before, during and after the year 2000. Borrower shall, immediately upon request, provide to the Lender such certifications or other evidence of Borrower's compliance with the terms of this paragraph as Bank may from time to time require.

SECTION 10.   NEGATIVE COVENANTS

       From the date hereof until the Senior Indebtedness is paid in full (other than indebtedness for continuing indemnity obligations), and except as to transactions contemplated by and provided for in the Investment Documents, the Borrower covenants and agrees it will not:

       10.1. DIVIDENDS. Except for distributions to a shareholder made when no Event of Default exists or would exist giving effect to any such distribution), declare or pay any dividend (other than dividends payable solely in shares of its capital stock) on, or make any other distribution with respect to (whether by reduction of capital or otherwise), any shares of its capital stock.

       10.2. STOCK ACQUISITION. Purchase, redeem, retire or otherwise acquire any of the


CREDIT AGREEMENT - Page 33
shares of its capital stock, or make any commitment to do so.

       10.3. LIENS AND ENCUMBRANCES. Create, incur, assume or suffer to exist any mortgage, pledge, encumbrance, security interest, lien or charge of any kind (including any charge upon property purchased or acquired under a conditional sales or other title-retaining agreement or lease required to be capitalized under GAAP) upon any of its property or assets, whether now owned or hereafter acquired, other than Permitted Liens.

       10.4. INDEBTEDNESS. Incur, create, assume or permit to exist any Indebtedness, except for (a) the Senior Indebtedness, (b) indebtedness subordinated to the prior payment in full of the Senior Indebtedness upon terms and conditions approved in writing by the Lender, (c) existing indebtedness to the extent set forth on schedules to this Agreement, (d) indebtedness secured by Permitted Liens, and (e) capitalized lease obligations in excess of $200,000 in the aggregate at any time.

       10.5. EXTENSION OF CREDIT. Make loans, advances or extensions of credit to any Person other than loans and advances to employees which in the aggregate do not exceed $50,000 at any time.

       10.6. GUARANTEE OBLIGATIONS. Guarantee or otherwise, directly or indirectly, in any way be or become responsible for obligations of any other Person, whether by agreement to purchase the indebtedness of any other Person, agreement for the furnishing of funds to any other Person through the furnishing of goods, supplies or services, by way of stock purchase, capital contribution, advance or loan, for the purpose of paying or discharging (or causing the payment or discharge of) the indebtedness of any other Person, or otherwise, except for the endorsement of negotiable instruments by the Borrower in the ordinary course of business for deposit or collection.

       10.7. SUBORDINATE INDEBTEDNESS. Subordinate any indebtedness due to it from a Person to indebtedness of other creditors of such Person.

       10.8. PROPERTY TRANSFER, MERGER OR LEASE-BACK. (a) Sell, lease, transfer or otherwise dispose of all or, except as to the sale of Inventory or unneeded Equipment in the ordinary course of business, any material part of its properties and assets (whether in one transaction or in a series of transactions), (b) change its name, consolidate with or merge into any other corporation, permit another corporation to merge into it, acquire all or substantially all the properties or assets of any other Person, enter into any reorganization or recapitalization or reclassify its capital stock, or (c) enter into any sale-leaseback transaction, provided that Borrower and its Subsidiaries may make transfers of assets among themselves so long as the liens and security interests of the Lender in the Collateral at all times remain perfected and in full force and effect.

       10.9. ACQUIRE SECURITIES. Purchase or hold beneficially any stock or other securities of, or make any investment or acquire any interest whatsoever in, any other Person except for investments:


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              (a)   in commercial paper, maturing within 270 days after
       acquisition thereof, which has the highest or second highest credit rating given by either Standard & Poor's Corporation or Moody's Investors Service, Inc.;

              (b) in obligations, maturing within 12 months after acquisition thereof, issued or unconditionally guaranteed by the United States of America or an instrumentality or agency thereof and entitled to the full faith and credit of the United States of America;

              (c) in demand deposits, and time deposits (including certificates of deposit) maturing within 12 months from the date of deposit thereof, with any office of the Lender, any of the Lender's affiliates, or any national or state bank or trust company which is organized under the laws of the United States of America or any state therein and which has capital, surplus and undivided profits of at least $100,000,000; and

              (d) in repurchase obligations of any bank or trust company described in the above subsection (c) which relate to the repurchase of obligations described in the above subsection (b).

       10.10. PENSION PLANS. (a) Allow any fact, condition or event to occur or exist with respect to an employee pension plan which would constitute grounds for termination by the PBGC of any such plan or for the appointment by a United States District Court of a trustee to administer any such plan, or (b) permit any such plan to be the subject of termination proceedings (whether voluntary or involuntary) from which termination proceedings there results a liability of the Borrower to the PBGC which will have a materially adverse effect upon the operations, business, property, assets, financial condition or credit of the Borrower.

       10.11. MARGIN STOCK. Apply any of the proceeds of the Notes to the purchase or carrying of any "margin stock" within the meaning of Regulation U of the Board of Governors of the Federal Reserve System, or any regulations, interpretations or rulings thereunder.

       10.12. COMPLIANCE WITH ENVIRONMENTAL LAWS. The Borrower will not (i) use (and will use commercially reasonable efforts to prevent any tenant from using) any of its real property for the handling, processing, storage, transportation, or disposal of any Hazardous Substance except in all respects in compliance with Environmental Laws, (ii) generate (as such term is defined in RCRA) any Hazardous Substance except in all respects in compliance with Environmental Laws, (iii) conduct any activity which causes a release (as such term is defined in CERCLA) of any Hazardous Substance in violation of Environmental Law, or
(iv) otherwise conduct any activity or use any of its real property or assets in any manner that violates any Environmental Law except that, in each of cases
(i)-(iv) above, in such a manner as would not result in a material adverse effect on the business or financial condition of the Borrower.

       10.13. SUBORDINATED CREDIT PAYMENTS. Make any payments of principal to the


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subordinated lender under the Subordinated Credit Agreement, redeem any preferred stock, or create any stock-redemption sinking fund until all principal and interest for Term Note C is paid in full.

SECTION 11.   EVENTS OF DEFAULT - ENFORCEMENT - APPLICATION OF PROCEEDS

       11.1. EVENTS OF DEFAULT. The occurrence of any of the following events shall constitute an Event of Default hereunder:

              11.1.1. FAILURE TO PAY MONIES DUE. If any principal of or interest on any of the Senior Indebtedness shall not be paid within one Business Day after becoming due.

              11.1.2. MISREPRESENTATION. If any warranty or representation of the Borrower in connection with or contained in this Agreement, or if any financial data or other information now or hereafter furnished to the Lender by or on behalf of the Borrower, shall prove to be false or misleading in any material respect.

              11.1.3. NONCOMPLIANCE WITH LENDER AGREEMENT. If the Borrower shall fail to perform any of its obligations and covenants under, or shall fail to comply with any of the provisions of, this Agreement or any other Loan Document or any other agreement with the Lender to which it may be a party, and such failure is not remedied within thirty (30) days after the Lender gives written notice thereof to the Borrower.

              11.1.4.   OTHER DEFAULTS.

                        (a) If the Borrower shall default in the due payment of any of its Senior Indebtedness (other than under the Loan Documents) or in the observance or performance of any term, covenant or condition in any agreement or instrument evidencing, securing or relating to such Senior Indebtedness, and such default shall be continued for a period sufficient to permit acceleration thereof;

                        (b) If the Borrower shall default under the Deed of Trust or in the due payment of any of its Debt (other than the Senior Indebtedness) or in the observance or performance of any term, covenant or condition in any agreement or instrument evidencing, securing or relating to such Debt, and such default shall be continued for a period sufficient to permit acceleration of the indebtedness; or

                        (c) If the Borrower should default under the Subordinated Credit Agreement or any documents related thereto.

              11.1.5. JUDGMENTS. If there shall be rendered against the Borrower, one or more judgments or decrees involving an aggregate liability of $100,000 or more, which


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       has or have become final and nonappealable and shall remain undischarged, unsatisfied by insurance and unstayed for more than 30 days; or of a writ of attachment or garnishment against the property of the Borrower shall be issued and levied in an action claiming $100,000 or more, and within the time allowed under applicable law is neither released nor stayed nor appealed and bonded in a manner satisfactory to the Lender.

              11.1.6.   BUSINESS SUSPENSION, BANKRUPTCY, ETC.  If the
       Borrower shall voluntarily suspend transaction of its business for a period in excess of five (5) Business Days (unless covered by business interruption insurance); or if the Borrower generally shall not pay its debts as they become due, subject to applicable grace periods, or shall make a general assignment for the benefit of creditors; or proceedings in bankruptcy, or for reorganization or liquidation of the Borrower, under the Bankruptcy Code or under any other state or federal law for the relief of debtors shall be commenced by the Borrower or shall be commenced against the Borrower and shall not be discharged within sixty
       (60) days of commencement; or a receiver, trustee or custodian shall be appointed for the Borrower or for any substantial portion of its respective properties or assets.

              11.1.7. INADEQUATE FUNDING OR TERMINATION OF EMPLOYEE/BENEFIT PLAN(S). If the Borrower shall fail by $50,000 or more to meets its minimum funding requirements under ERISA (after giving effect to any valid waiver of such requirements) with respect to any employee benefit plan established or maintained by the Borrower, or if any such plan shall be the subject of termination proceedings (whether voluntary or involuntary) and there shall result from such termination proceedings a liability of the Borrower (or any subsidiary) to the PBGC of $50,000 or more.

              11.1.8. OCCURRENCE OF CERTAIN REPORTABLE EVENTS. If there shall occur, with respect to any pension plan maintained by the Borrower, any reportable event (within the meaning of section 4043(b) of ERISA) which the Lender shall determine in good faith constitutes a ground for the termination by the PBGC of any such plan, and if such event continues for 60 days after the Lender gives written notice to the Borrower, provided that termination of such plan or appointment of such trustee would, in the opinion of the Lender, have a materially adverse effect upon the operations, business, property, assets, financial condition or credit of the Borrower.

       11.2. ACCELERATION OF SENIOR INDEBTEDNESS. Upon the occurrence of any of the Events of Default described in Section 11.1, all Senior Indebtedness may be declared due and payable in full forthwith at the option of the Lender without presentation, demand, protest, notice of dishonor or other notice of any kind, all of which are hereby expressly waived. Unless all of the Senior Indebtedness is then fully paid, the Lender shall have and may exercise any one or more of the rights and remedies for which provision is made for a secured party under the UCC, under the Security Agreement, the Deed of Trust or under any other document contemplated hereby, including, without limitation, the right to take possession and sell, lease or otherwise dispose of any or all of the Collateral and to setoff against the Senior Indebtedness any amount owing by the Lender to the Borrower. The Borrower agrees, upon request of the Lender, to assemble the Collateral and make it available to the Lender at any place designated by the Lender which is


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reasonably convenient to the Lender and the Borrower.

       11.3. APPLICATION OF PROCEEDS. The proceeds of any sale or other disposition of the Collateral authorized by this Agreement shall be applied by the Lender, first upon all expenses authorized by the UCC and all reasonable attorneys' fees and legal expenses incurred by the Lender; the balance of the proceeds of such sale or other disposition shall be applied in the payment of the Senior Indebtedness, first to interest, then to principal; and the surplus, if any, shall be paid over to the Borrower or to such other Person or Persons as may be entitled thereto under applicable law. The Borrower shall remain liable for any deficiency, which the Borrower shall pay to the Lender immediately upon demand.

       11.4. CUMULATIVE REMEDIES. The remedies provided for herein are cumulative to the remedies for collection of the Senior Indebtedness as provided by law or by any mortgage, security agreement or other document contemplated hereby. Nothing herein contained is intended, nor should it be construed, to preclude the Lender from pursuing any other remedy for the recovery of any other sum to which the Lender may be or become entitled for the breach of this Agreement by the Borrower.

SECTION 12.   MISCELLANEOUS

       12.1. INDEPENDENT RIGHTS. No single or partial exercise of any right, power or privilege hereunder, or any delay in the exercise thereof, shall preclude other or further exercise of the rights of the parties to this Agreement.

       12.2. COVENANT INDEPENDENCE. Each covenant in this Agreement shall be deemed to be independent of any other covenant, and an exception in one covenant shall not create an exception in another covenant.

       12.3. WAIVERS AND AMENDMENTS. No forbearance on the part of the Lender in enforcing any of its rights under this Agreement, nor any renewal, extension or rearrangement of any payment or covenant to be made or performed by the Borrower hereunder, shall constitute a waiver of any of the terms of this Agreement or of any such right. No Default or Event of Default shall be waived by the Lender except in writing signed and delivered by an officer of the Lender, and no waiver of any Default or Event of Default shall operate as a waiver of any other Default or Event of Default or of the same Default or Event of Default on a future occasion. No other amendment, modification or waiver of, or consent with respect to, any provision of this Agreement or the Note or other documents contemplated hereby shall be effective unless the same shall be in writing and signed and delivered by an officer of the Lender.

       12.4. GOVERNING LAW. THIS AGREEMENT, AND EACH AND EVERY TERM AND PROVISION HEREOF, SHALL BE CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAW OF THE STATE OF TEXAS. IF ANY PROVISIONS OF THIS AGREEMENT SHALL FOR ANY REASON BE HELD INVALID OR


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UNENFORCEABLE, SUCH INVALIDITY OR UNENFORCEABILITY SHALL NOT AFFECT ANY OTHER
PROVISION HEREOF, BUT THIS AGREEMENT SHALL BE CONSTRUED AS IF SUCH INVALID OR UNENFORCEABLE PROVISION HAD NEVER BEEN CONTAINED HEREIN.

       12.5. SURVIVAL OF WARRANTIES, ETC. All of the Borrower's covenants, agreements, representations and warranties made in connection with this Agreement and any document contemplated hereby shall survive the making of Advances and the delivery of the Notes hereunder and shall be deemed to have been relied upon by the Lender, notwithstanding any investigation heretofore or hereafter made by the Lender. All statements contained in any certificate or other document delivered to the Lender at any time by or on behalf of the Borrower pursuant hereto or in connection with the transactions contemplated hereby shall constitute representations and warranties by the Borrower in connection with this Agreement.

       12.6. ATTORNEYS' FEES. The Borrower agrees that it will pay all reasonable costs and expenses of the Lender in connection with the enforcement of the Lender's rights and remedies under this Agreement and in connection with the preparation or making of any amendments, modifications, waivers or consents with respect to this Agreement.

       12.7. PAYMENTS ON SATURDAYS, ETC. Whenever any payment to be made hereunder or under the Notes shall be stated to be due on a Saturday, Sunday or any other day which is not a Business Day, such payment shall be due on the next succeeding Business Day, and such extension, if any, shall be included in computing interest in connection with such payment.

       12.8. BINDING EFFECT. This Agreement shall inure to the benefit of and shall be binding upon the parties hereto and their respective successors and assigns; provided, however, the Borrower may not assign or transfer any rights or obligations hereunder without the prior written consent of the Lender.

       12.9. MAINTENANCE OF RECORDS. The Borrower will keep all of its respective records concerning the Collateral and the Equipment at its principal place of business. The Borrower will give the Lender prompt written notice of any change in its respective principal place of business, or in the location of said records.

       12.10. NOTICES. All notices and communications provided for herein or in any document contemplated hereby or required by law to be given shall be effective when received or, upon sending by registered or certified mail, postage prepaid, addressed as follows: (a) If to the Borrower, to: Jeffrey P. Johnson, Chief Financial Officer, 9846 Hwy. 31 East, Tyler, Texas 75705, and
(b) If to the Lender, to: 8828 Stemmons Freeway, Suite 441, Dallas, Texas
75247, Attention: David Terry, or to such other address as a party shall have designated to the other in writing.

       12.11. COUNTERPARTS. This Agreement may be signed in any number of counterparts with the same effect as if the signatures were upon the same instrument.

       12.12. HEADINGS. Article and section headings in this Agreement are included for the


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convenience of reference only and shall not constitute a part of this
Agreement for any purpose.

       12.13. INDEMNIFICATION. THE BORROWER HEREBY COVENANTS AND AGREES TO INDEMNIFY, DEFEND AND HOLD HARMLESS THE LENDER AND ITS OFFICERS, DIRECTORS, EMPLOYEES AND AGENTS ("INDEMNIFIED PERSONS") FROM AND AGAINST ANY AND ALL CLAIMS, DAMAGES, LIABILITIES, COSTS AND EXPENSES (INCLUDING WITHOUT LIMITATION, THE FEES AND OUT-OF-POCKET EXPENSES OF COUNSEL) WHICH MAY BE INCURRED BY OR ASSERTED AGAINST THE LENDER OR ANY SUCH OTHER INDIVIDUAL OR ENTITY IN CONNECTION
WITH:

              (a) ANY INVESTIGATION, ACTION OR PROCEEDING ARISING OUT OF OR IN ANY WAY RELATING TO THIS AGREEMENT, THE NOTES, OR ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE LOANS OR ANY COLLATERAL, OR ANY ACT OR OMISSION RELATING TO ANY OF THE FOREGOING;

              (b) ANY TAXES (OTHER THAN FEDERAL OR STATE INCOME TAXES), LIABILITIES, CLAIMS OR DAMAGES RELATING TO THE COLLATERAL OR THE LENDER'S LIENS THEREON; OR

              (c) THE CORRECTNESS, VALIDITY OR GENUINENESS OF ANY INSTRUMENTS OR DOCUMENTS THAT MAY BE RELEASED OR ENDORSED TO BORROWER BY THE LENDER (WHICH SHALL AUTOMATICALLY BE DEEMED TO BE WITHOUT RECOURSE TO THE LENDER IN ANY EVENT), OR THE EXISTENCE, CHARACTER, QUANTITY, QUALITY, CONDITION, VALUE OR DELIVERY OF ANY GOODS PURPORTING TO BE REPRESENTED BY ANY SUCH DOCUMENTS.

NOTWITHSTANDING THE FOREGOING, THE BORROWER SHALL NOT BE REQUIRED TO INDEMNIFY ANY SUCH INDEMNIFIED PERSON FROM OR AGAINST ANY PORTION OF SUCH CLAIMS, DAMAGES, LIABILITIES OR EXPENSES ARISING OUT OF THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF SUCH INDEMNIFIED PERSON.

       12.14. NO ORAL AGREEMENTS. THIS AGREEMENT, TOGETHER WITH THE OTHER LOAN DOCUMENTS AS WRITTEN, REPRESENT THE FINAL AGREEMENTS BETWEEN THE LENDER AND THE BORROWER AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE LENDER AND THE BORROWER.

       12.15. GENDER. Throughout this Agreement, the masculine shall include the feminine and vice versa and the singular shall include the plural and vice versa, unless the context of this


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Agreement indicates otherwise.

       12.16. CROSS COLLATERAL. The Borrower hereby agrees that the Collateral under this Agreement secures the obligations now or hereafter outstanding under all other agreements between Borrower and the Lender or any of their affiliates and the collateral pledged under any other agreement with the Lender or any of its affiliates secures the obligations under this Agreement.

       12.17. SEVERABILITY OF PROVISIONS. Any provision of this Agreement, the Notes or any other documents relating thereto that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Agreement, such Notes or such other documents or affecting the validity or enforceability of such provision in any other jurisdiction.

       12.18. ASSIGNMENT. The Lender shall have the absolute and unrestricted right to sell, assign, transfer, or grant participation in, all or any portion of the Loans and any Collateral, guaranties or other security relating thereto without the consent of the Borrower to any federal or state agency, or to any bank affiliate of the Bank, or, with the Borrower's consent (which shall not be unreasonably withheld and shall not be required during the existence of an Event of Default), to any commercial bank or to any other financial institution or holding company of any of the foregoing; provided, however, no such action on the part of the Lender shall have the effect of changing any of the Borrower's obligations hereunder without the respective written consent or the Borrower.

       12.19. WAIVER OF JURY TRIAL. The Borrower and the Lender hereby irrevocably waive the right to trial by jury with respect to any and all actions or proceedings at any time in which Borrower and Lender are parties arising out of this Agreement.

       12.20. SURVIVAL OF AGREEMENT. Notwithstanding anything to the contrary contained in this Agreement, the provisions of this Agreement shall remain in full force and effect until such time as all Senior Indebtedness is paid in full.

       IN WITNESS WHEREOF, the Borrower and the Lender have caused this Agreement to be executed by their duly authorized officers as of the day and year first written above.

                                       BORROWER:

                                       ZIMMERMAN SIGN COMPANY


                                       By: /s/ Jeffrey P. Johnson
                                           ----------------------
                                           Jeffrey P. Johnson
                                           Vice President/CFO



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                                       LENDER:

                                       COMERICA BANK-TEXAS




                                       By: /s/ David Terry
                                           ---------------
                                           David Terry
                                           Vice President













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